Exhibit 99.1

Contact:

Jerry Goldstein, CEO

or Lisa Gordon, Investor Relations

Advanced Magnetics, Inc.

(617) 497-2070

For Immediate Release

ADVANCED MAGNETICS, INC. REPORTS FOURTH FISCAL QUARTER AND YEAR END RESULTS

Cambridge, Massachusetts, November 12, 2003 — Advanced Magnetics, Inc. (AMEX: AVM) today announced its operating results and revenues for the fourth fiscal quarter and year ended September 30, 2003.  Revenues for the quarter were $778,708 as compared to revenues of $1,025,425 for the same period in fiscal 2002.  There was a net profit in the quarter of $1,215,464, or $0.15 per share, as compared to a net loss of ($2,377,648), or ($0.36) per share, for the same period in fiscal 2002.  Net profit in the fourth fiscal quarter of 2003 included other income of $1,975,521, which related primarily to net gains on the sales of marketable securities during the period.  Net loss in the fourth fiscal quarter of 2002 included other expenses of ($2,207,645), the majority of which was a write-down in marketable securities relating to the Company’s holdings of Cytogen common stock.

Revenues for the twelve-month period ended September 30, 2003 were $4,777,496 as compared to revenues of $5,711,437 for the same period in fiscal 2002.  There was a net profit for fiscal 2003 of $866,857, or $0.12 per share, as compared to a net loss of ($1,706,272), or ($0.26) per share, for fiscal 2002. The net profit in fiscal 2003 included other income of $2,393,552, substantially all of which related to net gains on the sales of marketable securities during the year.  The net loss in fiscal 2002 included other expenses of ($1,462,003), the majority of which consisted of a write-down in marketable securities as discussed above.

“This has been a positive year for the Company,” stated Jerome Goldstein, Chairman and CEO.  “We have a solid footing to move our strategic business objectives forward.  Looking ahead, our next generation product in the development pipeline, ferumoxytol, will be introduced to the nephrology community at this week’s American Society of Nephrology annual meeting taking place in San Diego.  This will be the first time that data concerning the use of ferumoxytol as an IV iron therapeutic for anemic chronic kidney disease patients will be presented to the nephrology community and we are excited by the opportunity to present the advantages we believe ferumoxytol has over current IV iron replacement therapy products.”  Mr. Goldstein continued: “At the end of this month at the Radiological Society of North America scientific assembly and annual meeting in Chicago, data is scheduled to be presented on ferumoxytol for use as a contrast agent in magnetic resonance angiography (MRA) as well as on Combidex®, our lead product in the development pipeline, for the diagnosis of metastatic lymph nodes, and Feridex I.V.®, our liver imaging agent, for use in magnetic resonance imaging (MRI).  This is a great validation of our technology platform and product portfolio.”

Ferumoxytol has completed Phase II clinical trials for use as an iron replacement therapeutic in patients with chronic kidney disease who are receiving erythropoietin therapy.  Ferumoxytol is in Phase II clinical trials for use as a contrast agent in MRA.  We anticipate that Phase III clinical trials for ferumoxytol for both indications will begin in 2004.

Combidex has received an approvable letter, subject to certain conditions, from the U.S. Food and Drug Administration (FDA) for use in the diagnosis of lymph node metastases. We continue to work with the FDA to resolve the outstanding issues from the approvable letter in an effort to bring Combidex to market.

Advanced Magnetics, Inc. is the premier developer of superparamagnetic iron oxide nanoparticles used in pharmaceutical products.  As a leader in its field, Advanced Magnetics is dedicated to the development and commercialization of its proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cardiovascular disease and cancer. For more information about Advanced Magnetics, please visit the company’s website at www.advancedmagnetics.com, which is not part of this press release.

This document contains forward-looking statements.  Any statements contained in this press release that do not describe historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.  Such risks and uncertainties include the following: the timing and results of product development efforts with respect to ferumoxytol; the timing and results of FDA interactions regarding the clinical development of ferumoxytol; uncertainties regarding clinical studies; uncertainties related to the Company’s ability to resolve the outstanding issues from the approvable letter received from the FDA for Combidex; the timing and results of FDA actions regarding Combidex; uncertainties relating to the cyclical nature of our product sales cycles; uneven demand for our products by end users; the timing of recognition of deferred revenue which is affected by the performance of our obligations under our license agreements; fluctuations in the equity markets; uncertainties relating to patents and proprietary rights; and other risks identified in Advanced Magnetics, Inc.’s Securities and Exchange Commission filings.  The Company cautions readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made.  Advanced Magnetics disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

- financial table to follow -

ADVANCED MAGNETICS, INC.

CONDENSED INCOME STATEMENT FOR THE THREE-MONTH
AND TWELVE-MONTH PERIODS ENDED SEPTEMBER 30, 2003

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002
Revenues	$778,708	$1,025,425	$4,777,496	$5,711,437
Costs and expenses	(1,538,765)	(1,195,428)	(6,428,943)	(5,955,706)
Other income (expense)*	1,975,521	$(2,207,645)	2,393,552	(1,462,003)
Income (loss) before income tax refund	1,215,464	(2,377,648)	742,105	(1,706,272)
Income tax refund	—	—	124,752	—
Net income (loss)	$1,215,464	$(2,377,648)	$866,857	$(1,706,272)
Earnings (loss) per share:
Basic	$0.16	$(0.36)	$0.13	$(0.26)
Diluted	$0.15	$(0.36)	$0.12	$(0.26)
Weighted average shares outstanding used to calculate earnings (loss) per share:
Basic	7,491,483	6,643,330	6,914,324	6,701,113
Diluted	7,868,024	6,643,330	7,143,455	6,701,113

* Other income (expense) includes interest and dividend income, net gains (losses) on sales of securities and write-down of marketable securities.

BALANCE SHEET DATA

	9/30/03	9/30/02
Working capital	$22,579,478	$14,233,904
Total assets	$29,365,613	$22,484,002
Shareholders’ equity	$20,918,075	$10,650,267